INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-02718 of Comcast UK Cable Partners Limited and subsidiaries on Form S-8 of our report on Birmingham Cable Corporation Limited and subsidiaries dated February 27, 1998 (March 16, 1998 as to Note 3), appearing in this Annual Report on Form 10-K of Comcast UK Cable Partners Limited and subsidiaries for the year ended December 31, 1997.



/s/ Deloitte & Touche



Birmingham, England
March 23, 1998